Exhibit 99.1

Creative Medical Technology Holdings Announces Initiation of In House Research Program at San Diego BioLabs

Clinical Stage Stem Cell Company Expands Translational Research Activities with Acceptance into Premier San Diego Research Facility

PHOENIX, AZ, and SAN DIEGO, CA, February 22, 2017 /PRNewswire/ -- Creative Medical Technology Holdings (the “Company”) (OTCQB:CELZ) announced today expansion of its translational research program using its AmnioStem universal donor stem cell product through establishment of laboratory facilities in San Diego. The Company has initiated research activities at the San Diego BioLabs facility, a biotechnology incubator sponsored by the Pharmaceutical Companies, Boehringer Ingelheim, Novartis, and Sanofi.

In November 2016, the Company obtained an exclusive license from the University of California San Diego (UCSD) for issued patent #7,569,385 covering amniotic fluid derived stem cells1. These stem cells, which are the basis for the Company’s AmnioStem product, have the unique ability to regenerate injured neurons after stroke and accelerate recovery in animal models.2,3 The Company intends to develop these cells as an “off the shelf” therapeutic product for stroke.

“We believe that our ability to conduct in-house experimental research on these cells will position us to accelerate clinical translation and more effectively use the existing collaborative network that we have in place”, said Timothy Warbington, President and CEO of Creative Medical Technology Holdings. “We are grateful for the team at BioLabs for having chosen us to join their exciting and forward-thinking group of biotechnology companies.”

As part of the in-house experimentation, scientists at Creative Medical Technology Holdings will be focused on: a) Supporting existing data and Investigational New Drug (IND) applications to the FDA; and, b) Assessing unconventional activities of the AmnioStem cell including immune modulatory and neurotrophic effects.

“Unlike other types of adult stem cells, in which the intellectual property space is very crowded, amniotic fluid stem cells represent an area open to new patent filings and novel uses of this cell type”, said Thomas Ichim, Ph.D., co-founder and Board Member of Creative Medical Technologies, Inc., the Company’s operating subsidiary. “By working with our external collaborators and our internal laboratory team, we plan to aggressively expand our patent portfolio in parallel to our clinical development plan.”

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

Creative Medical Technology Holdings, Inc.

Dr. Thomas Ichim, Director

thomas.ichim@gmail.com

SOURCE Creative Medical Technology Holdings, Inc.

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1http://www.prnewswire.com/news-releases/creative-medical-technologies-receives-exclusive-license-to-key-amniotic-fluid-stem-cell-patent-from-university-of-california-system-300356233.html

2Tajiri et al. Therapeutic outcomes of transplantation of amniotic fluid-derived stem cells in experimental ischemic stroke. Front Cell Neurosci. 2014 Aug 13;8:227. http://journal.frontiersin.org/article/10.3389/fncel.2014.00227/full

3Tajiri et al. Intravenous grafts of amniotic fluid-derived stem cells induce endogenous cell proliferation and attenuate behavioral deficits in ischemic stroke rats. PLoS One. 2012;7(8):e43779. http://journals.plos.org/plosone/article?id=10.1371/journal.pone.0043779